Exhibit 99.1
FOR IMMEDIATE RELEASE
Corporate Communications Contact:
David Alpern, Interchange Corporation
dalpern@interchangeusa.com / (949) 789-5284 / Fax: (949) 784-0880
Investor Relations Contact:
John Baldissera, BPC Financial Marketing
(800) 368-1217
Interchange Reports Third Quarter Financial Results
Irvine, CA — November 10, 2005 — Interchange Corporation (Nasdaq: INCX), owner and operator of Local.com, a local search engine, today reported its financial results for the third quarter ended September 30, 2005.
Third Quarter Results and Highlights:
•	Revenue was $4.1 million for the third quarter of 2005, a 25% decrease from revenue of $5.4 million for the same period of 2004;

•	GAAP net loss was $2,767,000 for the third quarter of 2005 compared to GAAP net income of $288,000 for the same period of 2004. GAAP basic and diluted net loss per share for the third quarter of 2005 was $0.31;

•	Non-GAAP net loss for the third quarter of 2005 was $1,473,000, which was in line with company guidance. Non-GAAP basic and diluted net loss per share for the third quarter of 2005 was $0.16. Non-GAAP net loss for the quarter excludes $1,294,000 for the following non-recurring items: license fee with Overture ($664,000), a non-cash income tax provision ($527,000), and fixed asset write-off ($53,000) plus office sublet expense ($50,000) which were associated with the relocation of our corporate office and the sub-lease of the previous corporate office;

•	Launched Local.com beta;

•	Expanded partnership with Morris Publishing Group for a total of 19 online newspaper sites; and

•	John Rehfeld and Norman Farra Jr. joined the Board of Directors.
“Interchange launched Local.com in August and our results to date have exceeded our expectations. We are now generating material revenue while consolidating our position as a leading local search engine,” said Heath Clarke, Interchange CEO. “We believe consumers come to Local.com during the buying process to search for local businesses, products and services. As a result, those consumers are more likely to click on sponsored listings. We believe that the foundation is in place to improve the monetization of Local.com and we expect to derive a larger portion of our revenue in the future from local search.” Clarke added, “Although our national search business has been in decline, we believe that this has now stabilized. We continue to explore new ways to grow our national search business.”
The company believes that non-GAAP net income can provide meaningful comparisons of the company’s current operating performance with its historical results due to the significant non-recurring expenses during the third quarter of 2005. The company uses these non-GAAP financial measures for internal managerial purposes and as a means to evaluate period-to-period comparisons. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. Non-GAAP measurements should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income to non-GAAP income is attached to the financial statements included in this press release.
Recent Local.com Highlights
•	Achieved over 1.5 million unique visitors for the month of October;

•	Achieved over 6 million page views for the month of October;

•	Expect over 4 million unique visitors for the month of November;

•	Expect over 16 million page views for the month of November;

•	Currently monetizing Local.com at a rate of $8.00 per thousand page views;

•	Signed the Yahoo/Overture distribution agreement in October; and

•	Currently achieving a 75% return on advertising spend.
Pertaining to its national search business, the company enhanced its filters to improve traffic quality as well as developed and tested new revenue producing services with expected deployment in the fourth quarter of 2005.
Financial Guidance
In the fourth quarter, the company will continue to invest in marketing and technology initiatives to support Local.com, which the company successfully launched in August 2005. Also, the company believes that its national paid search advertising business has stabilized and growth can be achieved by focusing on launching new advertising services and improving filtering capabilities.
The company expects fourth quarter 2005 revenue to be between $3.5 million and $3.8 million, which includes $400,000 from Local.com. Operating expenses for the fourth quarter of 2005 will increase over the third quarter of 2005 in the following major categories: advertising for Local.com of $700,000, representing an increase of $500,000; research and development consulting of $450,000 for initiatives to improve monetization of our existing national traffic; and increased personnel costs of $400,000, primarily in research and development. Net loss for the quarter is expected to be between $2.9 and $3.0 million, which is $0.32 and $0.33 per share, respectively. The loss per share forecast assumes 9.12 million outstanding shares.
Conference Call and Webcast Information
Chairman and CEO Heath Clarke, COO Bruce Crair, and CFO Doug Norman will participate in a conference call to discuss the results and outlook. The conference call will take place today, November 10, 2005 at 5:00 p.m. ET. Investors and analysts can participate in the call by dialing 1-800-289-0569 or 1-913-981-5542, pass code #6304961. To listen to the webcast please visit the Investor Relations section of the Interchange website at: http://ir.interchangeusa.com. A replay of the webcast will be available for 90 days at the company’s website, starting approximately one hour after the completion of the call.
About Interchange
Interchange Corporation (NASDAQ: INCX) owns and operates Local.com (www.local.com), a leading local-search engine powered by the company’s proprietary Keyword DNA™ and local-web indexing technologies. The company serves local and national Internet, wireless and operator assisted local-search markets in the United States and Europe. Interchange generates revenue principally from paid-search advertising.
The company is headquartered in Irvine, California, with European headquarters in Stockholm, Sweden. For more information on Interchange, please visit: www.interchangeusa.com.
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Forward-Looking Statements: All statements other than statements of historical fact included in this document regarding our anticipated financial position, business strategy and plans and objectives of our management for future operations, are forward-looking statements. When used in this report, words such as “anticipate,” “believe,” “estimate,” “plans,” “expect,” “intend” and similar expressions, as they relate to Interchange or our management, identify forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our ability to stabilize our national paid search advertising business, our ability to operate, grow and monetize our local search engine, Local.com, and incorporate our local-search technologies, market the Local.com domain as a destination for consumers seeking local-search results, grow our business by enhancing our local-search services, improve our filtering technologies expand our Advertiser and Distribution Networks, expand internationally, integrate the operations and effectively utilize the technology of Inspire, a Swedish Internet and wireless local-search technology company, which we recently acquired, integrate the operations and effectively utilize the technology of Inspire, develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.
Our Annual Report on Form 10-KSB, subsequent Quarterly Reports on Form 10-QSB, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as if the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

INTERCHANGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,838	$24,617
Restricted cash	10	13
Marketable securities	14,232	10,388
Accounts receivable, net of allowances of $20 and $5, respectively	926	1,313
Deferred tax assets	—	678
Prepaid expenses and other current assets	343	260

Total current assets	18,349	37,269

Property and equipment, net	2,429	791
Intangible assets, net	4,353	—
Goodwill	12,401	—
Long-term restricted cash	166	51
Deposits	37	37

Total assets	$37,735	$38,148

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,655	$2,320
Accrued compensation	286	323
Payroll taxes payable	17	261
Accrued rent	607	38
Accrued royalties	664	—
Other accrued liabilities	421	340
Deferred revenue	407	498

Total current liabilities	4,057	3,780

Long-term deferred tax liabilities	—	151

Total liabilities	4,057	3,931

Minority interest	(1)	—

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized; none issued and outstanding for all periods presented	—	—
Common stock, $0.00001 par value; 30,000,000 shares authorized; 9,052,307 and 7,953,941 issued and outstanding, respectively	—	—
Accumulated comprehensive loss	(158)	(36)
Additional paid-in capital	48,545	45,497
Accumulated deficit	(14,708)	(11,244)

Stockholders’ equity	33,679	34,217

Total liabilities and stockholders’ equity	$37,735	$38,148

INTERCHANGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue	$4,058	$5,375	$14,722	$13,101

Operating expenses:
Search serving	3,044	2,803	8,857	6,627
Sales and marketing	1,456	1,058	4,302	2,649
General and administrative	961	601	2,874	1,713
Research and development	654	374	1,669	843
Amortization of intangibles	257	—	485	—
Non-cash equity based expense	22	2	102	11

Total operating expenses	6,394	4,838	18,289	11,843

Operating income (loss)	(2,336)	537	(3,567)	1,258

Interest and other income (expense)	83	(239)	623	(843)

Income (loss) before income taxes	(2,253)	298	(2,944)	415

Provision for income taxes	514	10	520	29

Net income (loss)	$(2,767)	$288	$(3,464)	$386

Per share data:

Basic net income (loss) per share	$(0.31)	$0.15	$(0.42)	$0.20

Diluted net income (loss) per share	$(0.31)	$0.06	$(0.42)	$0.09

Basic weighted average shares outstanding	8,959,076	1,922,964	8,280,887	1,922,599
Diluted weighted average shares outstanding	8,959,076	4,444,170	8,280,887	4,443,805

INTERCHANGE CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)
(in thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income (loss)	$(2,767)	$288	$(3,464)	$386

Non-recurring items:
License fee	(664)	—	(664)	—
Provision for income taxes	(527)	—	(527)	—
Fixed asset write-off	(53)	—	(53)	—
Office sublet expense	(50)	—	(50)	—

Non-GAAP net income (loss)	$(1,473)	$288	$(2,170)	$386

Per share data:

Basic net income (loss) per share	$(0.31)	$0.15	$(0.42)	$0.20

Diluted net income (loss) per share	$(0.31)	$0.06	$(0.42)	$0.09

Non-GAAP basic net income (loss) per share	$(0.16)	$0.15	$(0.26)	$0.20

Non-GAAP diluted net income (loss) per share	$(0.16)	$0.06	$(0.26)	$0.09

Basic weighted average shares outstanding	8,959,076	1,922,964	8,280,887	1,922,599
Diluted weighted average shares outstanding	8,959,076	4,444,170	8,280,887	4,443,805